Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the ADSs of Acorn International, Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: September 10, 2010

Robert W. Roche		Edward J. Roche, Jr.

/s/ Robert W. Roche		/s/ Edward J. Roche, Jr.

Acorn Composite Corporation		Joseph Cachey, Jr.

By:	/s/ Robert W. Roche	/s/ Joseph Cachey, Jr.
Name:	Robert W. Roche
Title:	Director

The Robert Roche 2009 Trust		The Moore Bay Trust

By:	/s/ Robert W. Roche	By:	/s/ Edward J. Roche, Jr.
Name	Robert W. Roche	Name:	Edward J. Roche, Jr.
Title:	Trustee	Title:	Trustee

The Grand Crossing Trust		The Felicitas Trust

By:	/s/ Edward J. Roche, Jr.	By:	/s/ Edward J. Roche, Jr.
Name:	Edward J. Roche, Jr.	Name:	Edward J. Roche, Jr.
Title:	Trustee	Title:	Trustee

By:	/s/ Joseph Cachey, Jr.	By:	/s/ Joseph Cachey, Jr.
Name:	Joseph Cachey, Jr.	Name:	Joseph Cachey, Jr.
Title:	Trustee	Title:	Trustee

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